UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2008.

SCOUT EXPLORATION, INC. (Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation	0-52280 (Commission File Number)	98-0504670 (IRS Employer Identification No.)

32 Executive Park, Suite 105 Irvine, California (Address of principal executive offices)	92614 (Zip Code)

Registrant's telephone number, including area code 949.265.7717

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On or about March 10, 2008, we entered into a Business Consulting Agreement with Donald Jackler (the “Agreement”). Pursuant to the provisions of the Agreement, we retained Mr. Jackler to consult with and provide advice to us regarding our business and affairs. Specifically, we anticipate that Mr. Jackler shall (i) assist us in connection with our funding and capital requirements; and (ii) introduce us to investment bankers, lenders, broker dealers, institutional investors, and qualified prospective candidates for acquisition and other opportunities. Additionally, Mr. Jackler has agreed pursuant to the provisions of the Agreement, to provide us certain analysis and reports regarding our business.

As compensation to Mr. Jackler for his services provided pursuant to the provisions of the Agreement, on the date the Agreement was signed, we issued to Mr. Jackler 150,000 shares of our $.001 par value common stock. In the event that the term of the Agreement is extended for an additional six (6) months, we will issue to Mr. Jackler an additional 150,000 shares of our $.001 par value common stock. Additionally, as compensation to Mr. Jackler for those services, we have granted and to issued Mr. Jackler options to purchase 100,000 shares of our $.001 par value common stock at an exercise price of $.40 per share for a period of one year from the date of execution of the Agreement, i.e., March 10, 2009. The shares of our $.001 par value common stock issued to Mr. Jackler are and will be “restricted securities”.

A copy of the Agreement is attached to this report marked as Exhibit 10.1.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Business Consulting Agreement dated March 10, 2008, by and among Scout Exploration, Inc. and Donald Jackler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 11, 2008

SCOUT EXPLORATION, INC.

By:    /s/ Jason Walsh
Name: Jason Walsh
Title:   Secretary

EXHIBIT INDEX

Number	Exhibit
Exhibit 10.1	Business Consulting Agreement dated March 10, 2008, by and among Scout Exploration, Inc. and Donald Jackler.